Cadence Resources Closes New Albany Shale Land Deal

Friday February 3, 2006

Traverse City, MI: On February 1, 2006, Cadence Resources Corporation (OTCBB: CDNR), through its affiliate Aurora Energy, Ltd., completed a transaction involving the acquisition of 64,000 acres of prospective New Albany Shale acreage in the Wabash Project. Aurora then sold half of its interest in its accumulated 95,000 acre lease position in the Wabash Project to an affiliate of Rex Energy Operating Corporation. The acreage gain to Cadence is 17,300 net acres in the transaction.

In addition Rex optioned a 50% interest in another 50,000 acres owned by Aurora as part of the overall transaction. The option extends until August 2007 when Rex must make its election to acquire or forfeit its right to the option acreage.

William Deneau, president of Cadence said, “This transaction increases our holdings and balances our acreage position in this specific area of the play. It also provides us the opportunity to work with another quality partner. We feel privileged to be in this position.”

As to the 95,000 acres in the Wabash Project, Aurora will hold a 48.75% working interest position and will operate the project. Rex will hold 48.75% working interest and the remaining working interest is held by two individuals. Initial drilling will begin in the first half of 2006 resulting in a pilot project to provide further evaluation of the area.

Cadence Resources Corporation engages in the acquisition, exploration, production, and development of oil and natural gas properties. The Company's current expansion activities are focused on two key non-conventional plays, Michigan Antrim and New Albany Shale in Indiana. Cadence Resources was formed in 1969. It was formerly known as Royal Resources, Inc. and changed its name to Royal Minerals, Inc. in 1983. Further, it changed its name to Consolidated Royal Mines, Inc. in 1994; to Royal Silver Mines, Inc. in 1995; and to Cadence Resources Corporation in 2001. On October 31, 2005, it closed on a reverse merger with Aurora Energy, Ltd.

www.auroraogc.com.

Statements that are not historical facts such as planned drilling schedules and possible drilling results are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our goals will be achieved. Important factors that could cause our actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, drilling and operating risks, the availability of drilling rigs, the availability of transportation pipelines, changes in laws or government regulations, unforeseen engineering and mechanical or technological difficulties in drilling the wells, operating hazards, weather related delays, the loss of existing credit facilities, availability of capital, and other risks more fully described in our filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact:
Cadence Resources Corporation
William W. Deneau, President and CEO
Lori M. King, Chief Financial Officer
(231)941-0073

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